Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Finjan Holdings, Inc. on Form S-3 (333-197378), Form S-3 (333-189984), Form S-8 (333-195922) and Form S-8 (333-197369) of our report dated March 25, 2016, with respect to our audits of the consolidated financial statements of Finjan Holdings, Inc. as of December 31, 2015 and 2014 and for the years then ended, which report is included in this Annual Report on Form 10-K of Finjan Holdings, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 25, 2016